EXHIBIT 5.2

July 22, 2022

To: New Found Gold Corp.
Suite 1430-800 West Pender Street
Vancouver, BC, Canada V6C 2V6

The undersigned hereby consents to being named as having approved the disclosure of certain scientific and technical information contained or incorporated by reference in, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of New Found Gold Corp.

Sincerely,

/s/ Greg Matheson
Greg Matheson, P.Geo